Securities and Exchange Commission
450  Fifth  St  NW
Washington  DC  20549


Gentlemen:

We have read and agree with the comments in Item 4 of Form 8-K/A of Creative Products International, Inc. ("the Company") dated September 11, 2001, except as those comments indicate that (a) the Company's Board of Directors approved the dismissal of Peterson Sullivan PLLC, (b) the Company has engaged Colabella & Company as its new independent accountants, and (c) the Company did not consult with Colabella & Company regarding the matters described. With respect to those comments, we have no basis to agree or disagree.




Peterson  Sullivan  PLLC
Seattle,  Washington
September  11,  2001



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